Exhibit 99.1

NATCO Group Inc. Announces Second Quarter Results
* Record Segment Profit of $18.3 Million
* Record EPS of $0.50
* Updates 2006 Guidance

          HOUSTON, Aug. 2 /PRNewswire-FirstCall/ -- NATCO Group Inc. (NYSE: NTG) today announced revenue for the second quarter 2006 of $128.7 million, an increase of 36% over second quarter 2005 revenue of $94.6 million.  Net income allocable to common stockholders for the second quarter 2006 was $9.2 million, or $0.50 per diluted share, compared to net income allocable to common stockholders for the second quarter 2005 of $2.2 million, or $0.13 per diluted share.

          Segment profit increased to $18.3 million for the second quarter 2006, up 141% from $7.6 million for the second quarter 2005.  Bookings for the second quarter 2006 were $160.9 million, up 27% from second quarter 2005 bookings of $126.3 million.  Total backlog as of June 30, 2006 was $239.8 million compared with $124.3 million at June 30, 2005.

          John U. Clarke, NATCO’s Chairman and CEO said, “The second quarter produced several new NATCO records including quarterly revenue, segment profit and earnings per common share.  Additionally, our segment profit margin as a percentage of revenue reached 14% versus 8% in last year’s second quarter. Record bookings and backlog underscore the strength of our markets and the improvements in marketing, operational and overall execution efficiency that we have implemented are continuing to result in significantly better profit margins.”

          For the year-to-date period ended June 30, the Company posted revenue of $246.5 million, up 34% over year-to-date 2005; segment profit of $32.7 million, up 123% over year-to-date 2005; and net income allocable to common stockholders, in 2006, of $16.6 million, or $0.91 per diluted share, compared with a net income allocable to common stockholders of $4.7 million, or $0.29 per diluted share for year-to-date 2005.

          Clarke said, “Each of the Company’s operating segments posted revenue and segment profit increases during the second quarter 2006 over comparable second quarter 2005 results. Contributing to the increases were the high activity levels experienced in the Company’s standard and traditional business which benefited from pricing increases implemented over the last twelve months and greater operating leverage from the increased utilization of subcontracted manufacturing.  The contribution from the Company’s built-to-order businesses, both in the Oil and Water Technologies and Gas Technologies segments, showed revenue increases as past project awards for engineered systems progressed through their respective execution phases.  Results also were favorably impacted by a higher level of replacement membrane activity in the quarter as compared to the prior year period.”

          For the second quarter 2006, the Oil & Water Technologies segment increased revenue over the second quarter 2005 by 32% to $95.6 million. Segment profit increased $5.8 million to $8.3 million.  The improved results included standard and traditional pricing and margin improvements in North America, as well as the continuing positive impact from an improved margin profile on awarded built-to-order project business.  However, projected cost over runs estimated on a BTO project negatively affected reported margin for the quarter.  Second quarter 2006 bookings for the segment decreased 22% to $81.1 million from $103.7 million for the second quarter 2005 primarily as a result of timing of built-to-order project awards.

          Revenue from the Gas Technologies segment was $16.8 million in the second quarter 2006, compared to $7.3 million in the second quarter 2005.  Segment profit for the second quarter 2006 was $7.4 million compared with $3.8 million in the prior year period primarily as a result of higher contribution from CO2 built-to-order projects awarded in late 2005 and early 2006 and higher membrane replacement sales activity in the current year.  Bookings in the second quarter 2006 totaled $61.1 million, compared with $5.9 million in the second quarter 2005 due in large part to the award of the Southeast Asia CO2 membrane project award, CPOC, which was announced late in the quarter.

          Revenue and segment profit contribution from the Automation & Controls segment in the second quarter 2006 increased 38% and 103% over the prior year’s comparable period to $21.8 million and $2.6 million, respectively.  The increase in Gulf of Mexico field service work and higher revenue from panel fabrication projects each contributed to the period over period increase.

          Weighted average shares of 19.2 million for the second quarter 2006 increased from 16.2 million in the second quarter of 2005, primarily as a result of the dilutive impact of the Company’s outstanding convertible preferred shares and stock options and restricted stock issued pursuant to the Company’s stock compensation plans.

          Mr. Clarke concluded, “The ongoing growth in our markets and the attention given to refining and enhancing our operational structure over the past 18 months is resulting in the record results for 2006.  As we look forward, we turn our attention to strategic initiatives, like our recently announced addition of Modec as a partner in NATCO Japan and our Southeast Asian joint venture with SCOMI, to provide additional catalysts to continue our performance in 2007 and beyond.”

          The Company is increasing 2006 guidance with respect to segment profit to $65 to $68 million based upon revenues of approximately $500 to $525 million and earnings per diluted common share, excluding special charges, of $1.75 to $1.85.  For the third quarter 2006, the Company expects revenue of $120 to $125 million and segment profit of $16 to $17 million.

          The Company will hold its quarterly earnings conference call on Thursday, August 3, 2006, 9:00 a.m., central time.  Interested parties are directed to the investor relations page on the Company’s website for information on accessing the conference call or webcast.

          NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas.  NATCO has designed, manufactured and marketed production equipment and services for nearly 80 years.  NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.     Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties.  Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance and discussions regarding hurricane impacts, markets and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results.  Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.

NATCO GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data and par value data)

	June 30,	December 31,

	2006	2005

	(unaudited)
Current assets:
Cash and cash equivalents	$9,195	$9,198
Trade accounts receivable, less allowance for doubtful accounts of $1,796 and $1,123 as of June 30, 2006 and December 31, 2005 respectively	123,824	111,770
Inventories	47,279	37,194
Deferred income tax assets, net	3,698	3,465
Prepaid expenses and other current assets	4,263	3,612

Total current assets	$188,259	$165,239
Property, plant and equipment, net	33,175	33,263
Goodwill, net	81,200	80,891
Deferred income tax assets, net	3,247	3,329
Other assets, net	1,330	1,021

Total assets	$307,211	$283,743

Current liabilities:
Trade accounts payable and other	$37,257	$48,720
Accrued expenses and other	45,367	41,781
Customer advanced billings and payments	32,449	18,272
Current portion of long-term debt	0	6,429
Income taxes payable	1,232	890

Total current liabilities	$116,305	$116,092
Long-term debt, excluding current installments	19,786	20,964
Long-term deferred tax liabilities	946	483
Postretirement benefits and other long-term liabilities	9,783	9,814

Total liabilities	$146,820	$147,353

Commitments and contingencies	—	—
Series B redeemable convertible preferred stock (aggregate redemption value of $15,000), $.01 par value. 15,000 shares authorized, issued and outstanding (net of issuance costs)	14,222	14,222
Stockholder’s equity:
Preferred stock $.01 par value. Authorized 5,000,000 shares (of which 500,000 are designated as Series A and 15,000 are designated as Series B); no shares issued and outstanding (except Series B shares above)	—	—
Series A preferred stock, $.01 par value. Authorized 500,000 shares; no shares issued and outstanding	—	—
Common stock, $.01 par value. Authorized 50,000,000 shares; issued and outstanding 17,237,331 and 16,914,052 shares as of June 30, 2006 and December 31, 2005, respectively	173	169
Additional paid-in-capital	107,735	101,671
Accumulated retained earnings	36,550	19,914
Treasury stock, no shares and 2,550 shares at cost as of June 30, 2006 and December 31, 2005, respectively	—	(22)
Accumulated other comprehensive income	1,711	436

Total Stockholder’s equity	$146,169	$122,168

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$307,211	$283,743

NATCO GROUP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	Three Months Ended		Six Months Ended

	June 30,		June 30,

	2006	2005	2006	2005

Revenues:
Products	$108,008	$75,474	$205,014	$147,209
Services	20,699	19,174	41,460	36,095

Total revenues	$128,707	$94,648	$246,474	$183,304
Cost of goods sold and services:
Products	$83,760	$61,710	$159,694	$120,135
Services	9,962	10,540	20,386	19,486

Total costs of goods sold and services	93,722	72,250	180,080	139,621

Gross Profit	34,985	22,398	66,394	43,683
Selling, general and administrative expenses	16,709	14,812	33,704	29,002
Depreciation and amortization expense	1,418	1,332	2,865	2,655
Closure, severance and other	193	48	245	90
Interest expense	727	1,076	1,431	2,091
Interest cost on postretirement benefit	50	210	100	420
Interest income	(55)	(13)	(119)	(65)
Other, net	578	474	129	394

Income before income taxes	15,365	4,459	28,039	9,096
Income tax provision	5,838	1,913	10,655	3,675

Net income	$9,527	$2,546	$17,384	$5,421
Preferred stock dividends	375	375	750	750

Net income allocable to common stockholders	$9,152	$2,171	$16,634	$4,671

Earnings per share-basic:
Net income	$0.54	$0.14	$0.99	$0.29
Earnings per share-diluted:
Net income	$0.50	$0.13	$0.91	$0.29
Basic weighted average number of shares of common stock outstanding	16,832	15,934	16,748	15,875
Diluted weighted average number of shares of common stock outstanding	19,195	16,249	19,096	16,146

NATCO GROUP INC. AND SUBSIDIARIES
UNAUDITED SEGMENT INFORMATION
(in thousands, except share data)

	Three Months Ended			Six Months Ended

	June 30,		March 31,	June 30,

	2006	2005	2006	2006	2005

Revenues:
Oil & Water Technologies	$95,571	$72,590	$85,070	$180,641	$139,595
Gas Technologies	16,779	7,277	12,702	29,481	15,174
Automation & Controls	21,817	15,829	20,872	42,689	30,981
Eliminations	(5,460)	(1,048)	(877)	(6,337)	(2,446)

Total revenues	$128,707	$94,648	$117,767	$246,474	$183,304

Gross profit:
Oil & Water Technologies	$21,159	$14,343	$19,220	$40,380	$27,188
Gas Technologies	8,935	4,907	7,596	16,531	10,024
Automation & Controls	4,891	3,148	4,592	9,483	6,471

Total gross profit	$34,985	$22,398	$31,408	$66,394	$43,683

Gross profit % of revenues:
Oil & Water Technologies	22.1%	19.8%	22.6%	22.4%	19.5%
Gas Technologies	53.3%	67.4%	59.8%	56.1%	66.1%
Automation & Controls	22.4%	19.9%	22.0%	22.2%	20.9%
Total gross profit %of revenues	27.2%	23.7%	26.7%	26.9%	23.8%
Operating expenses:
Oil & Water Technologies	$12,907	$11,856	$13,589	$26,497	$23,271
Gas Technologies	1,523	1,092	1,525	$3,048	2,144
Automation & Controls	2,279	1,864	1,880	$4,159	3,587

Total operating expenses	$16,709	$14,812	$16,994	$33,704	$29,002

Segment profit: (A)
Oil & Water Technologies	$8,252	$2,487	$5,631	$13,883	$3,917
Gas Technologies	7,412	3,815	6,071	13,483	7,880
Automation & Controls	2,612	1,284	2,712	5,324	2,884

Total segment profit	$18,276	$7,586	$14,414	$32,690	$14,681

Segment profit % of Revenues
Oil & Water Technologies	8.6%	3.4%	6.6%	7.7%	2.8%
Gas Technologies	44.2%	52.4%	47.8%	45.7%	51.9%
Automation & Controls	12.0%	8.1%	13.0%	12.5%	9.3%

Total segment profit % of Revenues	14.2%	8.0%	12.2%	13.3%	8.0%

Bookings:
Oil & Water Technologies	$81,061	$103,712	$112,816	$193,877	$181,792
Gas Technologies	61,057	5,869	20,536	81,593	17,404
Automation & Controls	18,764	16,713	20,994	39,758	30,857

Total bookings	$160,882	$126,294	$154,346	$315,228	$230,053

	As of June 30,		As of March 31,

	2006	2005	2006

Backlog:
Oil & Water Technologies	$167,017	$115,376	$177,555
Gas Technologies	62,538	4,261	18,260
Automation & Controls	10,224	4,686	11,788

Total backlog	$239,779	$124,323	$207,603

(A)

Total segment profit is a non-GAAP financial measure that can be reconciled to the unaudited condensed consolidated statements of operations as shown below. The Company believes that segment profit is one of the primary drivers and provides a more meaningful presentation for measuring the liquidity and performance of the Company.

	(in thousands)

	Three Months Ended			Six Months Ended

	June 30,		March 31,	June 30,

	2006	2005	2006	2006	2005

Total segment profit:	$18,276	$7,586	$14,414	$32,690	$14,681
Net interest expense	672	1,063	640	1,312	2,026
Depreciation and amortization	1,418	1,332	1,445	2,865	2,655
Closure, Severance and other	193	48	50	245	90
Interest cost on post retirement benefit liability	50	210	50	100	420
Other, net	578	474	(447)	129	394

Income before income taxes	$15,365	$4,459	$12,676	$28,039	$9,096
Income tax provision	5,838	1,913	4,817	10,655	3,675

Net income	$9,527	$2,546	$7,859	$17,384	$5,421
Preferred stock dividends	375	375	375	750	750

Net income allocable to common stockholders	$9,152	$2,171	$7,484	$16,634	$4,671

SOURCE  NATCO Group Inc.
          -0-                                        08/02/2006
          /CONTACT:  Andy Smith of NATCO Group Inc., +1-713-685-8082, or fax, +1-713-683-7841/
          /Web site:  http://www.natcogroup.com /